UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 16, 2010

California Pizza Kitchen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31149	95-4040623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6053 West Century Boulevard, 11th Floor Los Angeles, California	90045-6438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 342-5000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2010, California Pizza Kitchen, Inc. (the “Company”) adopted the California Pizza Kitchen, Inc. Severance Plan (the “Plan”). The Plan sets forth the terms of severance benefits in the event of a qualifying termination for employees holding the title of Vice President or above who are designated as participants by the Company’s Board of Directors or Compensation Committee. Among the participants designated by the Board of Directors are Tom Beck and Sarah Grover (each of Mr. Beck and Ms. Grover, an “Executive”).

The Plan will become effective upon the consummation of a “corporate transaction” (as defined in the Plan) and will automatically terminate on the first anniversary of the date on which the Plan was adopted if no corporate transaction occurs before that date.

Under the Plan, if an Executive’s employment is terminated by the Company other than for “cause” or by the Executive for “good reason” (each, as defined in the Plan) within twelve (12) months following a corporate transaction, the Executive will be entitled to receive, subject to the signing of a general release of any claims against the Company, (i) any unpaid compensation and benefits accrued prior to the date of termination, (ii) a lump-sum payment equal to twelve (12) months of base salary and (iii) if the Executive elects to receive COBRA benefits, a lump-sum payment equal to six (6) months of the monthly COBRA premium in effect immediately prior to the date of termination.

The Plan also provides for customary confidentiality protections.

The foregoing description of terms of the Plan is qualified in its entirety by reference to the text of the Plan, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1	California Pizza Kitchen, Inc. Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

California Pizza Kitchen, Inc.
a Delaware corporation

By:	/s/ TODD B. SLAYTON
Chief Accounting Officer and Senior Vice
President Corporate Finance

Date: April 22, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	California Pizza Kitchen, Inc. Severance Plan